Exhibit 99.1

Long-Term Incentive Plan Procedures for Granting Awards

1. Introduction -Performance Unit Approach

The AmerUs Group Co. Long-Term Incentive Plan (“LTIP”) is a multi-year performance plan, under which an LTIP participant (“Participant”) receives a target award (“Award”) of units (“Units”). Awards under the LTIP are intended to meet the requirements for deductibility under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) as performance-based compensation.

Awards shall be made under the AmerUs Group Co. 2003 Stock Incentive Plan or any successor stock incentive plan providing for such Awards (“Stock Incentive Plan”). Units shall consist of any form of award permitted by the Stock Incentive Plan.

Each Award has an initial value equal to the number of Units in the Award multiplied by the closing price for a share of AmerUs Group Co. (the “Company”) common stock on the date of grant of such Award. The maximum initial value of any Award granted to any one Participant in any calendar year is 300% of such Participant’s base salary at the time of Award. The maximum number of Units that may be earned by any Participant is 200% of the target Units in any Award. The actual number of Units earned by the Participant relative to the Award is contingent upon the achievement of long-term performance goals. The final value of the Award to the Participant will vary based upon the level of performance achieved over the associated performance period (“Performance Period”) and the value of the Company’s stock price at the end of the Performance Period.

All Awards and all payments under such Awards are contingent upon shareholders of the Company approving the material terms of these LTIP procedures as required by Section 162(m).

2. Eligibility

Eligibility is restricted to officers of the Company, its subsidiaries and its affiliates. The Committee will determine LTIP eligibility based on an officer’s ability to contribute to key corporate objectives and accountability for the Company’s overall performance. Eligibility remains discretionary and can be amended for future Awards at any time.

3. Performance Unit Awards

Awards will consist of a specified number of Units earned for target performance, and also describe the range of Units earned for performance above and below target performance goals. The number of Units awarded to a Participant can vary for each Award and associated Performance Period.

A Participant will receive written notification (“Notice of Award”) regarding the number of Units they have been awarded as soon as practically possible after the beginning of a Performance Period.

4. Performance Period

The Company plans to assess performance over a three-year Performance Period to determine the ultimate value of Units awarded and number of Units earned under the LTIP. However, the Committee may in their discretion determine to designate a different length of Performance Period.

5. Scorecard Performance Measurement Approach

The Company will use a scorecard approach to determine the number of Units earned. The scorecard approach provides flexibility in establishing financial and stock-based goals and in tailoring the specific measurement areas for each new Award under the LTIP.

Within 90 days of the start of the applicable Performance Period, or such earlier time as required to comply with Section 162(m), the Committee shall specify in writing, by resolution or otherwise, for each Participant (i) the performance measures and goals for each performance measure reflecting minimum threshold, target and maximum performance expectations and (ii) the relative weighting of these measures within the performance scorecard framework. Each performance measure and its associated goals may apply to a portion of the target Award with respect to a Performance Period. The performance measures and/or the goals can vary between Performance Periods. In order to comply with Section 162(m), any such performance goal shall be an objective goal, the attainment of which is substantially uncertain at the time of grant.

The performance measures upon which the payment of an Award may be based shall be limited to:

•	Net income or adjusted net operating income[1] (before or after taxes)

•	Net income per share (before or after taxes)

•	Adjusted net operating income per share[1] (before or after taxes)

•	Revenue growth

•	Return on assets, equity or invested capital

•	Gross or operating margins

•	Expenses or reduction in expenses

•	Increase in surplus

•	Book value (including or excluding Accumulated Other Comprehensive Income (“AOCI”) and/or dividend payments)[2]

•	Book value per share (including or excluding AOCI and or dividend payments)[2]

[1]	Adjusted net operating income, adjusted net operating income per share, book value (excluding accumulated other comprehensive income) and book value per share (excluding accumulated other comprehensive income) are non-GAAP measures. The Company uses these measures for goal setting, determining employee and management compensation and evaluating the Company’s performance on a basis comparable to that used by securities analysts.

[2]	See note 1 above.

•	Share price

•	Total shareholder return

Any performance measure and goal may be measured either annually or cumulatively over the Performance Period and be used to measure the performance of the Company as a whole, any affiliate, any business unit, any line of business or any combination thereof. Performance measures and goals may be based on absolute performance, percentage or amount of change and/or in comparison to peer companies. Details of the performance measures, weightings and goals pursuant to each Award will be included in the Notice of Award.

6. Performance Assessment

No Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance measure(s) applicable to such Award were satisfied. Performance assessment will occur at the conclusion of the applicable Performance Period following the completion of the Company’s audited financial results and will be communicated to Participants as soon as practically possible. In no case may the Committee increase the value of an Award, but the Committee may reduce the value of an Award. The Committee may, but is not required to, make periodic assessments of performance relative to goals and communicate the Company’s progress in reaching its performance goals to Participants (e.g., semi-annual or annual updates).

7. Payment

Awards will be paid in Company common stock, or such other method as set forth in Notice of Award. No interest or dividends shall accrue or be payable with respect to any Award for the period between the conclusion of the Performance Period and the actual payment date.

8. Effect of Certain Transactions

The Committee may provide that any evaluation of attainment of a performance measure may include or exclude any of the following events that occurs during the relevant Performance Period: (a) asset write downs; (b) litigation or claim judgments or settlements; ( c ) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items; and (f) acquisitions or dispositions. Such inclusions or exclusions would need to be prescribed in an objective, pre-established, non- discretionary manner at the time of the Award in order to meet the requirements of Section 162(m) for deductibility.

In the event of a Change of Control of the Company, all non-vested Units shall vest immediately and be paid out based upon the Committee’s assessment of the progress towards the achievement of the performance goals at such time of the event. Change of Control shall have the meaning set forth in Stock Incentive Plan.

Management Incentive Plan Procedures for Granting Awards to Certain Executives

General

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) precludes a deduction by any publicly held corporation for compensation paid to the CEO and the next four highest compensated executives to the extent the annual compensation exceeds $1 million. However, if compensation qualifies as “performance-based,” it is not subject to the $1 million limitation.

In order for annual bonuses under the Company’s Management Incentive Plan (“MIP”) to certain executive officers of the Company, its subsidiaries and its affiliates to be deemed performance-based compensation, the Company each year will create a bonus pool in which such executives will be awarded compensation under the MIP equal to 5% of Adjusted Net Operating Income3 (the “Bonus Pool”).

The Bonus Pool shall be calculated using the Adjusted Net Operating Income3 (“ANOI”) that is disclosed to stock analysts for such year, and is generally defined as net income as adjusted to eliminate certain items that do not reflect results from continuing operations. Such items may but need not include: open block realized/unrealized gains and losses; DAC and VOBA associated with the open block realized/unrealized gains and losses; non-insurance gains and losses; DAC and VOBA associated with the open block realized/unrealized gains and losses; non-insurance tax provisions; discontinued operations and the cumulative effect of change in accounting.

In order to for MIP bonuses from the Bonus Pool to be considered performance-based compensation, the procedures set forth below are to be followed:

     1. Within 90 days of the start of the year or such earlier time as required to comply with Section 162(m), the Committee shall in writing, by resolution or otherwise:

          a. Affirm the formula for determining the size of the Bonus Pool

          b. Specify the executives that will be entitled to participate in the Bonus Pool (each a “Participant”) and

          c. For each Participant, specify a maximum award, expressed as a percentage of the Bonus Pool. The maximum award shall include any match under the Company’s MIP Deferral Plan. The maximum percentage that may be paid to any one Participant will not exceed 40% of the Bonus Pool. The total of the maximum percentages for all Participants shall not exceed 100% of the Bonus Pool.

     2. Following the end of the applicable year, and before any payments are made to a Participant under the MIP, the Committee shall certify in writing (i) that the Company had positive ANOI for the year and (ii) the size of the Bonus Pool.

[3]	See note 1 above.

          3. Following the end of the applicable year, the Committee may determine to grant any Participant a MIP bonus, which may not exceed the amount equal to such Participant’s maximum percentage specified in 1(c) above multiplied by the Bonus Pool. The Committee may reduce or eliminate any MIP bonus granted to any Participant based on any factors determined by the Committee, including individual performance goals established for such Participant.

Amounts paid out of the Bonus Pool will otherwise be paid in accordance with the terms of the MIP. Other than as set forth herein, all terms of the MIP shall govern the Bonus Pool.

The Bonus Pool and all payments out of the Bonus Pool are contingent upon shareholders of the Company approving the material terms of these procedures as required by Section 162(m).